EXHIBIT 10.50
AMENDMENT TO THE ESCO TECHNOLOGIES INC.
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
WHEREAS, ESCO Technologies Inc. (“Company”) adopted the ESCO Technologies Inc. Compensation Plan for Non-Employee Directors (“Plan”); and
WHEREAS, pursuant to paragraph 8, the Plan may be amended by action of the Human Resources and Compensation Committee (“Committee”) of the Board of Directors of the Company; and
WHEREAS, the Committee desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended;
NOW, THEREFORE, effective as of October 3, 2007, the Plan is amended as follows:
1. The second sentence of paragraph 4(b)(ii) is deleted and replaced with the following:
An election to change the medium (cash or stock) of distribution with respect to the Account must be received by the Company prior to January 1 of the calendar year in which distributions are to be made pursuant to such election and must be approved in advance by the HRCC. An election to change the form (lump sum or installments) or time of distribution with respect to the Account must be approved in advance by the HRCC and (i) in the case of any such election received by the Company prior to January 1, 2008, shall apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007, and (ii) in the case of any other such election, must be received by the Company at least one year prior to the date such distribution would otherwise be made or commence, and payment or commencement of such distribution shall be deferred for a period of five years (or such longer period elected by the Director) from the date such distribution would otherwise have been made or commenced.
2. Paragraph 4(b)(iii) is deleted and replaced with the following:
Notwithstanding the provisions of paragraph 4(b)(i):
          (A) in the event the Director is removed from the Board, the balance in the Account shall be paid in the manner elected by the Director pursuant to paragraph 4(b)(ii), provided that no such payment shall be made or commence prior to January 1, 2008. In the event the Director terminates service on the Board on account of death, the balance in the Account shall be payable in a lump sum in a Cash Distribution within 30 days after January 1 of the following calendar year (the “Cash Distribution Date”). The Cash Distribution shall equal the number of Stock Equivalents then credited to the Account as of the Cash Distribution Date multiplied by the Fair Market Value per share of Common Stock as of the Cash Distribution Date.
3. The second paragraph of paragraph 4(c) is deleted and replaced with the following:

     A “Change in Control” shall be defined to mean (i) a merger, consolidation or reorganization of the Company in which, as a consequence of the transaction, a majority of the incumbent Directors immediately prior to such transaction are replaced during the 12-month period following such transaction as directors of the continuing or surviving corporation by directors whose appointment or election is not endorsed by a majority of such incumbent Directors; (ii) the acquisition, directly or indirectly, of the power to vote more than 50% of the outstanding Common Stock and/or any other stock of the Company with voting rights by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934); or (iii) any sale or other transfer, in one or a series of related transactions occurring within a 12-month period, by any person, entity or “group” (within the meaning of Section 409A of the Internal Revenue Code of 1986) of all or substantially all of the assets of the Company.
IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 3rd day of October, 2007.

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